                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13D-2(b)

                              (AMENDMENT NO. 1)*

                           AXSYS TECHNOLOGIES, INC.
       ________________________________________________________________
                               (Name of issuer)

                    Common Stock, par value $.01 per share
       ________________________________________________________________
                        (Title of class of securities)

                                   054615109
                           -------------------------
                                (CUSIP number)


                               December 31, 2000
            _______________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_] Rule 13d-1(b)

    [x] Rule 13d-1(c)

    [_] Rule 13d-1(d)

 ---------------------                                     --------------------
  CUSIP NO. 054615109                      13G              Page 2 of 14 pages
 ---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J O Hambro Capital Management (Holdings) Limited
      No. I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                     0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                     0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*
12
                     HC, CO

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ---------------------                                     --------------------
  CUSIP NO. 054615109                      13G              Page 3 of 14 pages
 ---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J O Hambro Capital Management Limited
      No. I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                     0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                     0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                     IA, CO

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ---------------------                                     --------------------
  CUSIP NO. 054615109                      13G              Page 4 of 14 pages
 ---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      American Opportunity Trust plc
      No. I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                     0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                     0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                     IV, CO

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ---------------------                                     --------------------
  CUSIP NO. 054615109                      13G              Page 5 of 14 pages
 ---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher Harwood Bernard Mills
      No. I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                     0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                     0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                     IN

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ---------------------                                     --------------------
  CUSIP NO. 054615109                      13G              Page 6 of 14 pages
 ---------------------                                     --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Trident North Atlantic Fund
      No. I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                     0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                     0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                     IV, CO

------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                              AMENDMENT NO. 1 TO
                              ------------------
                           STATEMENT ON SCHEDULE 13G
                           -------------------------

     This Amendment No. 1 to Statement on Schedule 13G is filed on behalf of the parties to the Joint Filing Agreement (the "Filing Parties"), dated as of May 26, 2000, as previously filed with the Securities and Exchange Commission (the "SEC"). This Amendment amends and restates Items 1 through 10 of the Statement on Schedule 13G filed with the SEC on May 26, 2000.

ITEM 1(A).     NAME OF ISSUER:
               --------------

       Axsys Technologies, Inc. (the "Company").

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

       910 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

ITEM 2(A).     NAME OF PERSON FILING:
               ---------------------

     This Statement is filed on behalf of the following five persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB, England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB, England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser to Oryx and investment manager to certain private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB, England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management, Trident North Atlantic and Oryx, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB, England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.


                              Page 7 of 14 Pages

5. The Trident North Atlantic Fund ("Trident North Atlantic") is an open-ended investment Company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Trident North Atlantic is a publicly-held regulated Mutual Fund. Christopher Harwood Bernard Mills serves as a director of Trident North Atlantic and J O Hambro Capital Management serves as an investment adviser to Trident North Atlantic.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London SW1Y 6QB, England.

ITEM 2(C).     CITIZENSHIP:
               -----------

       England

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

       Common Stock, par value $.01 per share.

ITEM 2(E).  CUSIP NUMBER:
            ------------

       054615109

ITEM 3.   IF THE STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B),
          -----------------------------------------------------------------
          CHECK WHETHER THE PERSON FILING IS A:
          ------------------------------------

     Not Applicable.

ITEM 4.   OWNERSHIP:
          ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of December 31, 2000 are as follows:


                                                   Number of   Number of
                                     Number of     Shares:     Shares: Sole
                         Aggregate   Shares: Sole  Shared      or Shared
Filing                   Numer of    Power to      Power to    Power to     Approximate
Party                    Shares      Vote          Vote        Dispose       Percentage*
----------------------------------------------------------------------------------------
Holdings                    0             0          0              0            0%

J O Hambro Capital          0             0          0              0            0%
 Management

Christopher H.B. Mills      0             0          0              0            0%

American Opportunity        0             0          0              0            0%
 Trust

Trident North Atlantic      0             0          0              0            0%
----------------------------------------------------------------------------------------

     * Based on 4,660,206 shares of Common Stock, par value $.01 per share, outstanding as of November 6, 2000, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000.

                              Page 8 of 14 Pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

     As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          --------------------------------------------------------

     Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

     See Item 2(a).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

     Not Applicable.

ITEM 10.  CERTIFICATION:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 9 of 14 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2001      J O HAMBRO CAPITAL MANAGEMENT LIMITED


                              By:  /S/ R.G. BARRETT
                                 ----------------------------------------
                                 Name:  R. G. Barrett
                                 Title: Director

                                 Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement, as filed herewith.


                              Page 10 of 14 Pages

                                    EXHIBITS

     The following documents are filed herewith:

     (a) Joint Filing Agreement dated as of May 26, 2000 among Holdings, J O Hambro Capital Management, American Opportunity Trust, Christopher Harwood Bernard Mills and Trident North Atlantic.


                              Page 11 of 14 Pages

                             JOINT FILING AGREEMENT









                              Page 12 of 14 Pages

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated May 26, 2000 with respect to the shares of Common Stock, $0.01 par value, of Axsys Technologies, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



Date:  May 26, 2000      J O HAMBRO CAPITAL MANAGEMENT LIMITED


                             By: /S/ R. G. Barrett
                                ------------------------------
                             Name:  R. G. Barrett
                             Title: Director



Date:  May 26, 2000      J O HAMBRO & CAPITAL MANAGEMENT
                              (HOLDINGS) LIMITED


                             By: /S/ R. G. Barrett
                                ------------------------------
                             Name:  R. G. Barrett
                             Title: Director



Date:  May 26, 2000      AMERICAN OPPORTUNITY TRUST PLC

                             By:  J O Hambro Capital Management Limited,
                                       Its investment advisor

                             By: /S/ R. G. Barrett
                                ------------------------------
                             Name:  R. G. Barrett
                             Title: Director



Date:  May 26, 2000      CHRISTOPHER H. B. MILLS


                              By: /S/ C. H. B. Mills
                                 -----------------------------


                              Page 13 of 14 Pages

Date:
May 26, 2000        THE TRIDENT NORTH ATLANTIC FUND

                              By:  J O Hambro Capital Management Limited,
                                        Its investment advisor


                              By: /S/ R. G. Barrett
                                 -----------------------------------
                              Name:  R. G. Barrett
                              Title: Director


                              Page 14 of 14 Pages